Exhibit 10.3

Patterson-UTI Energy, Inc.
2021 Long-Term Incentive Plan

SHARE-SETTLED
PERFORMANCE SHARE AWARD AGREEMENT

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1.

Performance Share Award.  Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), pursuant to the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended from time to time (the “Plan”), hereby awards to [                            ] (the “Grantee”), effective as of the Date of Award set forth above, a Performance Share Award (the “Award”) on the terms and conditions as set forth in this agreement (this “Agreement”).

1.1

General Performance Criteria.  The Award provides the Grantee an opportunity to receive Shares based upon the Company’s Total Stockholder Return (as defined below) for the Performance Period (as defined below) as compared with the Total Stockholder Return of each of the peer index companies and market indices set forth on Exhibit A (collectively, the “Peer Index Companies”) for the Performance Period.  “Total Stockholder Return” or “TSR” for the Company and each of the Peer Index Companies is calculated pursuant to the formula “((x – z) + y)/z”, where “x” is the average closing price of the entity’s common stock for the last 20 trading days of the Performance Period, “y” represents the value of all dividends paid by the entity in respect of the entity’s common stock during the Performance Period, assuming such dividends are reinvested in additional shares of the entity’s common stock as of the ex-dividend date, and “z” is the average closing price of the entity’s common stock for the 20 trading days preceding the first day of the Performance Period.  The TSR calculation shall be adjusted to take into account any stock splits, stock dividends, reorganizations, or similar events that may affect the common stock prices of the Company or any of the Peer Index Companies.

1.2

Issuance of Shares Upon Achievement of Performance Criteria as of the Final Day of the Performance Period.  If (a) the Company’s TSR for the three-year period (the “Performance Period”) ending [] (the “Final Day of the Performance Period”), equals or exceeds the 25th percentile of the TSRs of the Peer Index Companies for the Performance Period, (b) a Change of Control has not occurred on or before the Final Day of the Performance Period, and (c) the Grantee remains in the active employ of the Company through the Final Day of the Performance Period, then the Company shall issue to the Grantee the number of Shares determined as follows:

(i)	if the Company’s TSR return for the Performance Period is equal to the 55th percentile rank of the Company’s TSR for the Performance Period as compared to the TSRs of the Peer Index Companies, [ ] Shares (the “Target Amount”);
(ii)

if the Company’s TSR for the Performance Period is equal to or greater than the 25th percentile rank of the Company’s TSR for the Performance Period as compared to the TSRs of the Peer Index Companies but less than the 55th percentile, one half times the Target Amount plus the product of one half times the Target Amount multiplied by the quotient obtained by dividing (A) the difference of the percentile rank achieved for the Performance Period (expressed as a percentage) minus 25%, by (B) 30% (i.e., (0.5 x Target Amount) + [(0.5 x Target Amount) x ((percentile rank (%) – 0.25)/0.30)]); or

E.g., assume that the Target Amount of the Award is 10,000 Shares and the TSR of the Company for the Performance Period as compared to the TSRs of the Peer Index Companies ranks in the 40th percentile.  The total amount of Shares issuable to the Grantee under the Award would be 7,500 Shares, which is determined as follows:  (0.5 x 10,000) + [(0.5 x 10,000) x ((40% - 25%)/30%)] = 5,000+ [5,000 x (15%/30%)] = 5,000+[5,000 x 50%] = 5,000+ 2,500 = 7,500.

(iii)

if the Company’s TSR achieved for the Performance Period is greater than the 55th percentile rank of the Company’s TSR for the Performance Period as compared to the TSRs of the Peer Index Companies but less than the 75th percentile, the Target Amount plus the product of the Target Amount multiplied by the quotient obtained by dividing (A) the percentile rank achieved for the Performance Period (expressed as a percentage) minus 55%, by (B) 20% (i.e., (Target Amount) + [(Target Amount) x ((percentile rank (%) – 0.55)/0.20)]); or

E.g., assume that the same facts as the example above in clause (iii) except that the TSR of the Company for the Performance Period as compared to the TSRs of the Peer Index Companies ranks in the 60th percentile.  The total amount of Shares issuable to the Grantee under the Award would be 12,500 Shares, which is determined as follows:  (10,000) + [(10,000) x ((60% - 55%)/20%)] = 10,000+ [10,000 x (5%/20%)] = 10,000+[10,000 x 25%] = 10,000 + 2,500= 12,500.

(iv)

if the Company’s TSR for the Performance Period is equal to or greater than the 75th percentile rank of the Company’s TSR for the Performance Period as compared to the TSRs of the Peer Index Companies, two times the Target Amount.

(v)

Notwithstanding the above, if the Company’s TSR for the Performance Period is negative or zero and a Change of Control has not occurred on or before the Final Day of the Performance Period, the number of Shares issuable to Grantee shall not exceed the Target Amount.

1.3

Forfeiture.  Notwithstanding any other provision of this Agreement to the contrary, the Award pursuant to this Agreement shall lapse and be forfeited on the Final Day of the Performance Period if (a) the Company’s TSR for the Performance Period is less than the 25th percentile of the TSRs of the Peer Index Companies for the Performance Period and (b) a Change of Control has not occurred on or before the Final Day of the Performance Period.

1.4	Committee Determination.
(i)

Pursuant to Articles 4 and 9 of the Plan, the Committee shall have the discretion to calculate the TSR for the Performance Period for the Company and each Peer Index Company in accordance with Section 1.1 above.

(ii)

The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons.  The Committee may not increase the Shares issuable under this Agreement.

(iii)

The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, in the composition of the group of Peer Index Companies to address the merger or consolidation of any company in the Peer Index Companies as of the date hereof with another company, an acquisition or disposition of a significant portion of such company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to such company during the term of this Agreement.  In the absence of a Committee decision to the contrary, (A) any Peer Index Company that files for bankruptcy pursuant to the U.S. Bankruptcy Code or is delisted by the national stock exchange on which it was listed for failure to comply with such exchange’s listing standards, in each case, will remain a Peer Index Company with a TSR of -100%, (B) any Peer Index Company that is acquired during the first year of the Performance Period will be removed from the group of Peer Index Companies, and (C) any Peer Index Company that is acquired following the first year of the Performance Period will remain a Peer Index Company with a TSR measured as of the date of such acquisition.

(iv)

Prior to an issuance of Shares made pursuant to Section 1.2 and as provided in Section 2 or Section 3.4, the Committee shall determine if the performance criteria for such issuance has been satisfied and, to the extent such performance criteria has been satisfied, shall certify in writing that such performance criteria has been satisfied.

2.

TIME OF ISSUANCE OF SHARES.  For purposes of this Agreement, unless otherwise provided under the Plan or Section 3.4 of this Agreement, the Company shall cause the Shares to be issued to the Grantee pursuant to Section 1.2 on or before the date that is 2-½ months following the Final Day of the Performance Period.  Any Shares issued pursuant to this Agreement will be issued to the Grantee or, if issuable pursuant to Section 3.3, the Grantee’s legal representative or the Grantee’s estate, and thereafter the Grantee or, if applicable, the Grantee’s estate and heirs, executors, administrators and the Grantee’s legal representatives shall have no further rights with respect to the Award or this Agreement.
3.

TERMINATION OF EMPLOYMENT/CHANGE OF CONTROL.  The following provisions will apply in the event the Grantee’s employment with the Company terminates, or a Change of Control of the Company (as defined below) occurs, before the Final Day of the Performance Period.

3.1	Definitions. For purposes of this Agreement:
(i)	“Cause” shall have the meaning set forth in the Employment Agreement.
(ii)	“Employment Agreement” shall mean the Recipient’s employment, severance, change in control or other similar agreement with the Company or its Subsidiary.
(iii)	“Good Reason” shall have the meaning set forth in the Employment Agreement.
(iv)

“Retirement” means the voluntary termination of the Grantee’s employment relationship with the Company (A) on or after the date on which the Grantee attains age 55 and (B) on or after the date on which the sum of the Grantee’s age and number of full years of service total 70.

3.2

Termination Generally.  Except as specified in Sections 3.3 and 3.4 below, all of the Grantee’s rights in this Agreement, including all rights to the Award granted to the Grantee, will lapse and be completely forfeited on the date the Grantee’s employment terminates if the Grantee’s employment with the Company terminates on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2, if any, for any reason other than as provided in Sections 3.3 and 3.4 below.

3.3

Death, Disability or Retirement.  Notwithstanding any other provision of this Agreement to the contrary, if the Grantee’s employment with the Company terminates due to the Grantee’s death, Disability, or Retirement after the completion of at least one month of the Performance Period and on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2, if any, then the Company will cause Shares to be issued to the Grantee, at such time as provided in Section 2, an amount equal to the product of (1) and (2) where (1) is the amount the Grantee would have received under this Agreement if the Grantee’s employment with the Company had not been terminated due to the Grantee’s death, Disability or Retirement before such Final Day of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of the Grantee’s death, or the Grantee’s termination of employment with the Company due to a Disability or Retirement up to a maximum of 1095 days and the denominator of which is 1095.

3.4

Change of Control.  Notwithstanding any provision in the Employment Agreement, in the event of the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company without Cause or by the Grantee for Good Reason, in each case, on or following the occurrence of a Change of Control but prior to the end of the Performance Period, the Company (or its successor) will cause to be issued to the Grantee as soon as administratively practicable following (but in no event later than 2-½ months following) such termination a number of Shares in an amount equal to the Target Amount; provided, however, that this Section 3.4 shall not apply if the Grantee is the Covered Person or forms part of the Covered Person for purposes of such Change of Control.

4.	DIVIDEND EQUIVALENTS. No Dividend Equivalents shall be paid with respect to any Shares during the Performance Period.
5.

TAX WITHHOLDING.  To the extent that the grant, vesting or issuance of Shares under the Agreement results in income to the Grantee for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Grantee shall deliver to the Company or such Subsidiary at the time of such receipt or lapse, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations.  If the Grantee fails to do so, the Company or its Subsidiary is authorized to withhold from wages or other amounts otherwise payable to such Grantee the minimum statutory withholding taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations.  Subject to restrictions that the Committee, in its sole discretion, may impose, the Grantee may satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Grantee’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement.  The Company shall not be obligated to issue any Shares granted hereunder until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.

6.	SECTION 409A. This Award is subject to the payment timing and other restrictions set forth in Section 12.14 of the Plan.
7.

TRANSFER RESTRICTIONS.  The Award granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the forfeiture pursuant to this Agreement.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Notwithstanding the foregoing, the Grantee may assign or transfer the Award granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the

Grantee’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Grantee or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement; and provided further that the Grantee shall remain bound by the terms and conditions of the Plan.  Further, the Shares granted hereby that are no longer subject to forfeiture may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Grantee agrees (i) that the Company may refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

8.

CAPITAL ADJUSTMENTS AND REORGANIZATIONS.  The existence of the Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization, joint venture, subsidiary or division sale, or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.

PERFORMANCE SHARE AWARD DOES NOT AWARD ANY RIGHTS OF A STOCKHOLDER.  The Grantee shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Award that are awarded hereby.  Only after the Shares are issued in exchange for the Grantee’s rights under this Agreement will the Grantee have all of the rights of a shareholder with respect to such Shares issued in exchange for such rights.

10.

EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee has an employment relationship with the Company and any of its Subsidiaries.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

11.

NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain employed by the Company or any affiliate for any specified term.

12.

LIMIT OF LIABILITY.  Under no circumstances will the Company or an affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.	COMPANY LIABLE FOR ISSUANCE OF SHARES. Except as specified in Section 3.4, the Company is liable for the issuance of any Shares that become issuable under this Agreement.
14.

SECURITIES ACT LEGEND.  The Grantee consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 12.5 of the Plan as determined by the Committee.

15.

NO FRACTIONAL SHARES.  All provisions of this Agreement concern whole Shares.  Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

16.

AMENDMENT AND WAIVER.  Except as otherwise provided in Section 11.1 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Grantee.  Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.

17.

Governing Law and Severability.  This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

18.

Successors and Assigns.  Subject to the limitations which this Agreement imposes upon the transferability of the Award granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Grantee and the Grantee’s Permitted Assignees, executors, administrators, agents, legal and personal representatives.

19.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.

20.

Grant Subject to Terms of Plan and this Agreement.  The Grantee acknowledges and agrees that the grant of the Award hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Award pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

[SIGNATURE PAGE TO FOLLOW]

Exhibit 10.3

In accepting the Performance Share Award set forth in this Agreement the Grantee accepts and agree to be bound by all the terms and conditions of the Plan and this Agreement.

PATTERSON-UTI ENERGY, INC.

By:

Name:Title:

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(“GRANTEE”)

Exhibit 10.3

EXHIBIT A

Peer Index

The Peer Index Companies shall be as follows, as such group of companies may be adjusted pursuant to Section 1.4.

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